As filed with the Securities and Exchange Commission on November 20, 2023

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AON PLC

(Exact name of registrant as specified in its charter)

Ireland	98-1539969
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Metropolitan Building, James Joyce Street, Dublin 1, Ireland	D01 K0Y8
(Address of Principal Executive Offices)	(Zip Code)

Aon plc 2011 Incentive Plan

(Full Title of the Plan)

Darren Zeidel

Executive Vice President, General Counsel and Company Secretary

Aon plc

200 East Randolph Street

Chicago, Illinois 60601

(312) 381-1000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Explanatory Note

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Aon plc (the “Company”) to register an additional 3,800,000 Class A Ordinary Shares, nominal value $0.01 per share (the “Class A Ordinary Shares”), that may be offered and sold pursuant to the Aon plc 2011 Incentive Plan, as amended and restated effective April 19, 2023 (the “Plan”). The Company’s shareholders approved the Plan, providing for the increase to additional shares issuable thereunder, at the Company’s annual general meeting of shareholders on June 16, 2023.

The Registrant previously registered shares for issuance under the Plan pursuant to previously filed Registration Statement on Form S-8 (Registration No. 333-174788) filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2011, as amended by the Post-Effective Amendments Nos. 1 and 2 thereto filed with the Commission on April 2, 2012 and April 2, 2020, respectively, and the Company’s previously filed Registration Statements on Form S-8 filed with the Commission on October 31, 2014 (Registration No. 333-199759), as amended by the Post-Effective Amendment No. 1 thereto filed with the Commission on April 2, 2020, and November 27, 2019 (Registration No. 333-235296), as amended by the Post-Effective Amendment No. 1 thereto filed with the Commission on April 2, 2020, pertaining to the Plan. The Post-Effective Amendments filed by the Company with the Commission on April 2, 2020 reflect the scheme of arrangement completed by the Company and Aon plc, a company incorporated under the laws of England and Wales (“Aon UK”), on April 1, 2020. Pursuant to the scheme of arrangement, the Class A ordinary shares of Aon UK (the “Aon UK Shares”) were cancelled and the holders thereof received, on a one-for-one basis, Class A Ordinary Shares for the purpose of changing the place of incorporation of the parent company of the Aon group from the United Kingdom to Ireland (the “Reorganization”). As a result of the Reorganization, each outstanding equity award under the Plan relating to Aon UK Shares, and any other right to purchase, receive or receive benefits or amounts based on Aon UK Shares, was converted into an equity award relating to the Class A Ordinary Shares, or a right to purchase, receive or receive benefits or amounts based on Class A Ordinary Shares, as applicable, on a one-for-one basis.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Items 1 and 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Company Secretary, Aon plc, Metropolitan Building, James Joyce Street, Dublin 1, Ireland.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission by the Company (Commission File No. 001-07933) are incorporated herein by reference, excluding any information or documents furnished and not filed:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 17, 2023;

(b)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the Commission on April 28, 2023;

(c)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Commission on July 28, 2023;

(d)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the Commission on October 27, 2023;

(e)	Definitive Proxy Statement on Schedule 14A filed with the Commission on April 28, 2023 (to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022);

(f)	Current Reports on Form 8-K of the Company filed with the Commission on February 28, 2023, April 12, 2023, June 22, 2023, June 22, 2023 and October 24, 2023; and

(g)	The description of the Class A ordinary shares contained in Exhibit 4.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Commission on February 17, 2023.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than documents and information furnished and not filed), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Subject to exceptions, the Companies Act 2014 of Ireland, as amended (the “Irish Companies Act”), does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to: (a) purchase and maintain directors and officers insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (b) indemnify a director or such other officer against any liability incurred in defending proceedings, whether civil or criminal, (i) in which judgment is given in his or her favor or in which he or she is acquitted or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

The Company’s constitution includes a provision which, subject to the provisions of the Irish Companies Act as aforesaid, entitles every present and former director and other officer of the Company to be indemnified out of the assets of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) against any loss or liability incurred by him or her for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company or otherwise incurred by him or her in the execution and discharge of his or her duties to the Company.

Under the Irish Companies Act, the Company may purchase and maintain directors’ and officers’ liability insurance, at the expense of the Company, for the benefit of any of its present and former directors and other officers. The directors of the Company will be entitled to cover pursuant to the Aon group’s directors’ and officers’ liability insurance.

In addition to the provisions of the Company’s constitution, it is common for a public limited company to enter into a separate deed of indemnity with a director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under Irish law. The Company has entered and will enter into such deeds of indemnity with its directors.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company filed with the Commission on June 4, 2021).

4.2	Aon plc 2011 Incentive Plan, as amended and restated effective April 19, 2023 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the Commission on July 28, 2023).

5.1*	Opinion of Matheson

23.1*	Consent of Matheson (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature pages to this Registration Statement).

107.1*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” exhibit in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dublin, Ireland, on November 20, 2023.

AON PLC

By:	/s/ Christa Davies
Name: Christa Davies
Title: Executive Vice President and Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christa Davies, Paul Hagy, Michael Neller and Darren Zeidel, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments, including post-effective amendments and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act of 1933, as amended, to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Gregory C. Case Gregory C. Case	Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2023

/s/ Lester B. Knight
Lester B. Knight	Non-Executive Chairman and Director	November 20, 2023

/s/ Jin-Yong Cai
Jin-Yong Cai	Director	November 20, 2023

/s/ Jeffrey C. Campbell
Jeffrey C. Campbell	Director	November 20, 2023

/s/ Cheryl A. Francis
Cheryl A. Francis	Director	November 20, 2023

/s/ Adriana Karaboutis
Adriana Karaboutis	Director	November 20, 2023

/s/ Fulvio Conti
Fulvio Conti	Director	November 20, 2023

/s/ Richard C. Notebaert Richard C. Notebaert	Director	November 20, 2023

/s/ Gloria Santona Gloria Santona	Director	November 20, 2023

/s/ Sarah E. Smith Sarah E. Smith	Director	November 20, 2023

/s/ Byron Spruell Byron Spruell	Director	November 20, 2023

/s/ Carolyn Y. Woo Carolyn Y. Woo	Director	November 20, 2023

/s/ Christa Davies Christa Davies	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 20, 2023

/s/ Michael Neller Michael Neller	Senior Vice President and Global Controller (Principal Accounting Officer)	November 20, 2023